Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 11, 2005, relating to the consolidated financial statements and financial statement schedule of Preformed Line Products Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2004, in Registration Statement No. 333-73692 on Form S-8 for the Preformed Line Products Company Salaried Employees’ Profit Sharing Plan and in Registration Statement No. 333-73690 on Form S-8 for the Preformed Line Products Company 1999 Employee Stock Option Plan.

Deloitte & Touche LLP
Cleveland, Ohio
March 24, 2005